Exhibit 10.60

ALLONGE

Allonge attached to Promissory Note dated September 28, 2012 in the original principal amount of $34,000,000.00, executed by WATERTON LANSBROOK VENTURE, L.L.C., a Delaware limited liability company, payable to the order of BANK OF AMERICA, N.A., a national banking association.

Pay to the order of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, without recourse, warranty or representation (except as set forth in that certain Assignment of Mortgage dated of even date herewith made by Bank of America, N.A. in favor of General Electric Capital Corporation).

BANK OF AMERICA, N.A., a national banking association

By:	/s/ Jared Rothgeb
Name: Jared Rothgeb
Title: Vice President

Dated: March 19, 2014